Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the 2014 Equity Incentive Plan, 2014 Employee Stock Purchase Plan and the 2023 Equity Incentive Plan of Q2 Holdings, Inc. of our reports dated February 21, 2024, with respect to the consolidated financial statements of Q2 Holdings, Inc. and the effectiveness of internal control over financial reporting of Q2 Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas
February 21, 2024